Exhibit 3.3

CERTIFICATE OF TERMINATION

OF

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

PASITHEA THERAPEUTICS CORP.

Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware (the “DGCL”), Pasithea Therapeutics Corp., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

FIRST: That a Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 28, 2023 by Pasithea Therapeutics Corp. (the “Certificate of Amendment”).

SECOND: That the Certificate of Amendment provided that said Certificate of Amendment would be effective at 12:01 a.m. Eastern Time on January 2, 2024.

THIRD: That the Certificate of Amendment is hereby terminated.

[Signature Page Follows]

IN WITNESS WHEREOF, Pasithea Therapeutics Corporation has caused this Certificate of Termination to be signed by its duly authorized officer this 29th day of December, 2023.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Tiago Reis Marques
	Name:	Tiago Reis Marques
	Title:	Chief Executive Officer